Exhibit 10.3

STATEMENT OF WORK #1

In the case of conflict with any other term or condition in this Statement of Work (this “SOW”) and the Master Services Agreement (the “Agreement”) dated February 21, 2024 by and between RiskOn International, Inc. (“ROI”) and MeetKai, Inc. (“MeetKai”), the terms of this SOW shall govern. Any capitalized terms used in this SOW but not defined shall have the meaning ascribed to them in the Agreement.

Summary:

This SOW outlines the rights and obligations relating to MeetKai granting ROI rights (which shall be exclusive for the first five years) to use, sub-license and/or resell MeetKai's generative AI platform, as further described on Exhibit A hereto (the “Platform”), during the term, within the territory of North America (the United States of America and all its territories, Canada and Mexico) (the “Territory”) under white-labeling (the “Licensing”), subject to the terms and conditions set forth herein.

License Pricing:

The license fee (the “Licensing Fee”) for the license of the Platform (subject to continued payment of the Maintenance Fee below) during the Term (as hereinafter defined) and in the Territory will be $15,000,000 and paid as follows: $10,000,000 due at the Effective Time; $3,000,000 on the first anniversary of the Effective Time; and $2,000,000 on the second anniversary of the Effective Time. In addition, ROI shall pay MeetKai an annual maintenance fee (the “Maintenance Fee” and together with the Licensing Fee, the “Fees”) for the maintenance of the Platform starting in the fourth year of the Term, which will be due thirty (30) days after the third and subsequent anniversaries of the Effective Time (the “Maintenance Period”).

ROI and MeetKai acknowledge and agree that both parties shall incur fees and expenses in connection with the Licensing (the “Expenses”), with ROI incurring fees and expenses relating to, among other items, marketing and sales of the Platform. ROI and MeetKai further acknowledge and agree that it is the belief of both parties that the Revenue Share (as hereinafter defined) is expected to be a material component of this SOW and will be sufficient to cover all the Expenses during the Maintenance Period. The parties shall review the Revenue Share 30 days prior to the beginning of year during the Maintenance Period, and if the Revenue Share has not become material, regardless of the cause, and/or MeetKai believes that the Revenue Share is not reasonable in relation to Expenses during the upcoming year and determines that a Maintenance Fee is required for the upcoming year, the parties shall use good faith efforts to determine if a Maintenance Fee is required, and if so, what is an appropriate Maintenance Fee. In the event that ROI and MeetKai cannot agree on whether a Maintenance Fee is required or the amount of such Maintenance Fee, the parties agree to submit the dispute to binding arbitration, the fees and expenses of which shall be borne equally by the parties.

The Licensing Fee and the Maintenance Fee, if any, will be paid through the issuance of shares of preferred stock of ROI having a stated value equal to the Fees (the “Preferred Stock”). ROI and MeetKai shall enter into a securities purchase agreement (the “SPA”) simultaneously with this SOW, pursuant to which ROI shall agree to issue and sell to MeetKai the Preferred Stock. The rights, privileges and preferences of the Preferred Stock shall be set forth in the certificate of designation relating to the Preferred Stock (the “COD”). In addition, ROI agrees to pay MeetKai a share of revenue from the Platform, as set forth on Exhibit B hereto (the “Revenue Share”).

Term:

This SOW shall commence on the Effective Time and, unless otherwise terminated herein or in the Agreement, continue in perpetuity (the “Term”). This SOW may be terminated by (i) either party (A) upon written notice to the other party if ROI and MeetKai fail to execute SOW #2 for the development of the End User-facing interface incorporating the Platform within 30 days after the Effective Time (the “SOW #2 Failure”), (B) at any time, if the other party materially breaches this SOW and fails to cure such breach within such timeframes as set forth in Exhibit A from receipt of written notice thereof (provided that the notice provides sufficient details regarding the breach and expressly states the intent to terminate if not cured), or (C) at any time after the fifth anniversary of the from the Effective Time, for any or no reason, upon sixty (60) days prior written notice to the other party or (ii) by ROI at any time after 34 months from the Effective Time, for any or no reason, upon sixty (60) days prior written notice to MeetKai.

In the event that either party terminates this SOW because of the SOW #2 Failure, then MeetKai shall return all Fees received. In the event that ROI terminates this SOW because of a material breach by MeetKai that is not cured as set out in subsection (i) above, then the Fees shall be pro-rated for the period of time for that year, and MeetKai shall, at its election, either: (i) return a pro-rata amount of Preferred Stock for the amount of the Fees from the date of termination through the end of the annual period (the “Refund Period”), (ii) pay ROI in cash equal to the stated value of the number of shares of Preferred Stock that are required to be returned for the Refund Period, or (iii) a combination of (i) and (ii).

Without limiting MeetKai’s other termination rights in the Agreement or herein, this SOW may be terminated by MeetKai at any time, if ROI fails to issue any shares of Preferred Stock due (that is not contested by ROI in good faith) and then fails to issue such shares within ten (10) days after receipt of two (2) written late notices (delivered to ROI at least five (5) days apart), expressly stating the intent to terminate if the shares of Preferred Stock are not received.

Rights and Obligations:

•	ROI will have the (i) right (which shall be exclusive during the first five years of the Term, and non-exclusive thereafter) to use, sub-license and/or resell the Platform on a “white-labeled basis” to ROI’s end customer (the “End User”), provided that such end customers are headquartered within the Territory and (ii) non-exclusive right to use, sub-license and/or resell the Platform to an End User outside the Territory.

•	MeetKai shall ensure that it and any other customer of MeetKai, shall not use, sub-license, resell and/or all make available the Platform to any party that is headquartered within the Territory.

•	ROI must ensure that each End user agrees (email is sufficient) to MeetKai’s terms and conditions, as provided by MeetKai to ROI in writing, and may be revised, from time to time, by MeetKai, upon not less than five (5) days advance written notice to ROI.

•	ROI is responsible for collecting payment from End Users and shall use commercially reasonable efforts to promptly collect any such due amounts.

•	Upon written request, ROI will promptly provide MeetKai with all information MeetKai reasonably requests with respect to ROI’s marketing and sales activities related to the Platform. For clarity, ROI shall only provide access to the Platform on a “white label” basis and, as such, there is no right to use MeetKai’s name or logo in any marketing or promotional materials without MeetKai’s written consent in each instance (email is sufficient).

•	ROI and MeetKai represent and warrant that all its activities pursuant to this SOW shall comply with all laws, regulations, and third-party rights.

Our Agreement:

This SOW, including the exhibits attached hereto, form our entire agreement for this scope of work. The parties may amend or modify this SOW on mutual written agreement. ROI and MeetKai hereto have caused this SOW to be executed by their duly authorized representatives below indicating acceptance of said SOW.

[signature page follows]

AGREED AND ACCEPTED:

RISKON INTERNATIONAL, INC.

Name:	Milton C. Ault, III
Title:	Chief Executive Officer

MEETKAI, INC.

Name:
Title:

Exhibit A: Description of Platform

1. Introduction

This exhibit summarizes the Generative AI platform to be provided by MeetKai to ROI. For purposes of the SOW, “Generative AI” refers to artificial intelligence technologies that can generate new content, whether it be text, images, music, or other forms of media, which encompasses any type of technologies and methods, including, but not limited to, deep learning models like neural networks, and is not limited to any specific type of content or application.

2. Provision of Generative AI Platform

2.1 Platform Development and API Provision

•	Continuous Enhancement: MeetKai commits to the ongoing development of the Platform's capabilities during the Term, and shall provide regular updates to ROI as to the status of development and planned enhancements.

•	Application Programming Interface (“API”) Features:

•	Large langue model (“LLM”) API compatible with OpenAI clients.

•	Functionalities including completion, streaming, async completion, and more.

3. Document Retrieval Platform

•	File Storage and Retrieval: Capability to store and intelligently retrieve various file types.

•	Custom Embedding and Search: Personalized organizational level search for any collection of files.

•	Hybrid Search Capabilities: Incorporating search functionalities for non-textual features.

4. Data Ingestion Support

•	Data Ingestion: Facilitating the ingestion of data from various external sources, in real-time or batched.

5. MeetKai Obligations

5.1 Access to MeetKai Developed LLMs

•	Resources Provided: Weights and Datasets for the Platform.

5.2 Continuous Development

•	Platform Capabilities: Ongoing enhancement of the platform, including:

•	Various LLM API functionalities (completion, streaming, async completion, async streaming, embedding, etc.).

•	Document retrieval platform with support for a wide range of file types (including, but not limited to, .eml, .html, .json, .md, .txt, .xml, image files, video files, and more). MeetKai shall incorporate other file types as requested by ROI.

•	Custom embedding and personalized search capabilities.

•	Hybrid search capabilities.

•	Data ingestion support from various platforms (Airtable, Box, Confluence, Discord, Dropbox, Elasticsearch, and more). MeetKai shall incorporate other platforms as reasonably requested by ROI.

Service Levels Agreement

1.	Critical or High-Priority Issues:

•	Definition: These are issues that critically impact the functionality of the Platform, such as significant downtimes or major operational malfunctions.

•	Response Time: MeetKai will respond to critical issues within one (1) hour of notification.

•	Resolution Time: MeetKai will resolve critical issues within a timeframe of one (1) to four (4) hours from the initial notification. In sectors where continuous operation is essential, efforts will be made to expedite resolution, potentially within minutes.

•	Communication: MeetKai will provide ongoing updates every hour until the issue is fully resolved.

2.	Medium-Priority Issues:

•	Definition: These issues are important but do not critically disrupt the overall operation of the Platform, such as minor functional glitches.

•	Response Time: MeetKai will respond to medium-priority issues within eight (8) hours of notification.

•	Resolution Time: MeetKai will resolve medium-priority issues within eight (8) to twenty-four (24) hours from notification.

•	Communication: Status updates will be provided every four (4) hours or earlier upon significant progress.

3.	Low-Priority Issues:

•	Definition: These are minor issues that have minimal impact on the Platform's operations, such as cosmetic bugs.

•	Response Time: MeetKai will respond to low-priority issues within twenty-four (24) hours of notification.

•	Resolution Time: MeetKai will resolve low-priority issues within one (1) to three (3) business days from notification.

•	Communication: Updates will be provided at least once every business day until the issue is resolved.

4.	Planned Maintenance:

•	Definition: Scheduled maintenance activities necessary for the optimal performance and security of the Platform.

•	Notice: will be given a minimum of 72 hours' notice prior to any planned maintenance activities.

•	Scheduling: Maintenance will be conducted during off-peak hours to minimize disruption.

•	Communication: Clients will be notified before and after maintenance activities, detailing the work completed and the current status of the Platform.

5. Breach and Remediation:

•	Material Breach: - A material breach of this SOW shall be considered to have occurred if MeetKai fails to meet the service levels as outlined in Item 1: Critical or High-Priority Issues, including, but not limited to, MeetKai failing to respond within the stipulated 1-hour response time or fails to resolve such issues within the 1 to 4-hour resolution timeframe. In the event of a material breach, ROI is entitled to Service Credits (as hereinafter defined) as set forth herein. In the event that MeetKai materially breaches this SOW three (3) times in any thirty (30) day period, ROI shall have the right to terminate this SOW upon five (5) days written notice delivered to MeetKai within ten (10) days from the end of such thirty (30) day period.

•	Non-Material Breaches: - Failures to meet service levels for Medium-Priority Issues (Item 2) and Low-Priority Issues (Item 3) are considered non-material breaches. While these failures do not constitute a material breach, MeetKai is committed to addressing and resolving such issues within the specified timeframes. In instances of non-material breaches, ROI may be entitled to Service Credits as set forth herein.

•	Remediation Process: - Upon identification of any breach, ROI shall notify MeetKai in writing. MeetKai will have a defined period, as set forth herein, to cure the breach. - If MeetKai remedies the breach within the cure period, then the breach will be considered cured, and no further action will be necessary. - If MeetKai fails to remedy a material breach within the cure period, the client may pursue further remedies as outlined in the MSA, including contract termination if applicable.

•	Documentation and Review: - All breaches and remediation efforts will be documented. Both parties agree to review these incidents periodically to identify areas for service improvement and to prevent future occurrences.

6. ROI Obligations

6.1 ROI will act in good faith to support overall service availability and must maintain the following:

•	ROI is utilizing MeetKai’s current version of the Platform;

•	Connected applications integrated into the MeetKai deployment must be:

      - Current on payments

      - Access and authorization to systems available at all times

      - Network availability to applications available at all times.

•	Prompt access to ROI personnel or relevant 3rd party personnel who have access and authorization to act upon requests from MeetKai to reduce or resolve the impact of any unavailability event.

7. Exclusions

7.1 The following conditions are excluded from the calculation of monthly unavailability events:

•	Features which are not under published general availability

•	Features specifically designated as excluded from the SLA, such as custom integrations

•	Actions or inaction on the part of ROI or 3rd party authorized to act on behalf of ROI that hinder or prevent restoration of service availability

•	Factors which are outside of MeetKai’s reasonable control

•	Cloud provider or integrated application provider (other than MeetKai) unavailability or outage events

8 Service Credits

In the event MeetKai is unable to meet the availability target for a calendar month ROI shall be entitled to a return of a portion of the Preferred Stock issued as Fees (“Service Credits”) from MeetKai.  MeetKai agrees to hold and not convert a portion of the Preferred Stock it receives as the Fees (the “Holdback Shares”) until the end of the eleventh (11th) month after the Fees are paid (the “Holdback Period”) in the event it needs to issue Service Credits to ROI. The Amount of Holdback Shares shall be ten percent (10%) during the first year of the Term (10,000 shares of Preferred Stock), five percent (5%) during the second year of the Term (1,500 shares of Preferred Stock), three percent (3%) during the third year of the Term (600 shares of Preferred Stock) and three percent (3%) during the fourth and each subsequent year of the Term (300 shares of Preferred Stock). As the Preferred Stock will be issued in book entry format by ROI, MeetKai acknowledges and agrees that MeetKai shall have no right, and ROI no obligation, to convert any of the Holdback Shares prior to the completion of the Holdback Period. Service Credits shall be paid by MeetKai to ROI, whereby ROI shall cancel the corresponding number of Holdback Shares equal to the value of the Service Credits, upon delivery by ROI of written notice to MeetKai with specificity (including calculations) regarding the failure to meet the required service level requirements. In the event that the number of Holdback Shares are insufficient to satisfy Service Credits, ROI shall have the right, in its sole discretion, to (i) cancel a corresponding number of other shares of Preferred Stock issued to MeetKai as the Fees that are still outstanding, if any, (ii) cancel a corresponding number of shares of Preferred Stock to be issued to MeetKai in a subsequent year as the Fees, or (iii) a combination of (i) and (ii). In no event shall MeetKai be required to pay Service Credits in cash or any other manner other than by a return/cancellation of Preferred Stock.

Calculation of Credits:

Credits are based on a percentage of the Fees paid for the calendar month in which MeetKai failed to meet the availability target. Fees for a calendar month are 1/12th of the Fees paid for the then-current contract year.

Monthly System Availability	Service Credit (a percentage of monthly contract fees)
Less than 99.9% but equal to or greater than 99.0%	10%
Less than 99.0% but equal to or greater than 97.0%	20%
Less than 97.0%	30%

9. Definitions

For purposes of this SOW, the following terms shall be defined as follows:

“Service Credits” shall mean means the sums referred to below as being payable by MeetKai to ROI in response to MeetKai’s failure to meet a service level in accordance with this SOW.

“System Availability” means the total number of minutes in a month, minus the number of minutes of Downtime in a month, divided by the total number of minutes in a month.

“Downtime” means the period of time in whole minutes where the MeetKai service is unavailable to ROI and/or its End Users. Downtime does not include:

•	Scheduled or Emergency Maintenance

•	Any Exclusions (see above)

Any period of downtime less than half of one minute will not be counted as Downtime.

“Scheduled Maintenance” means the period of time in minutes of unavailability of the Platform that is used to conduct service maintenance activities. Scheduled maintenance excludes normal operating maintenance activities that do not incur service downtime which affects ROI.

“Emergency Maintenance” means the period of time in minutes of unavailability of the Platform that is used to conduct maintenance activities which cannot be planned and may be used to address a security issue, prevent Service disruption, prevent data corruption, or comply with legislative requirements.

Exhibit B: Revenue Share

Sales

-	MeetKai shall be entitled to receive 50% of “net revenue” received by ROI from Licensing of the Platform to End Users. For purposes herein, “net revenue” shall be defined as gross revenue minus fees and expenses paid for payment processing fees. To the extent that ROI needs to return any such revenue to End Users, either in the form of cash or service credits (a “Refund”), then such Refund shall be an offset shared equally by MeetKai and ROI against future payments under this section.